Exhibit 99.1

Intrusion, Inc. Announces 1-for-20 Reverse Stock Split & Exchange Agreement of Debt

to Preferred Stock

PLANO, Texas, March 18, 2024 (ACCESSWIRE) -- Intrusion Inc. (NASDAQ: INTZ), a leader in cyberattack prevention solutions (the "Company" or "Intrusion"), today announced that following approval from stockholders at the Special Meeting of Stockholders on March 15, 2024, the Company intends to effectuate a 1-for-20 reverse stock split of its issued and outstanding shares of common stock, par value $0.01 per share. The Company also announced today that it has entered into an exchange agreement with Streeterville Capital, LLC to exchange an aggregate $9,275,000 in senior debt pursuant to notes issued in March and June of 2022 for a newly designated Series A Preferred Stock (the "Exchange Agreement").

The 1-for-20 reverse stock split and entry into the Exchange Agreement are part of the Company's plan to regain compliance with the minimum bid price requirement of $1.00 (the "Minimum Bid Price Requirement") and the equity standard for continued listing on the Nasdaq Capital Markets ("Nasdaq").

Reverse Stock Split Details:

The Company expects that the reverse stock split will become effective on March 22, 2024, at 4:00 p.m., Eastern Time. As of the open of trading on March 25, 2024, Intrusion’s common stock will continue to trade on Nasdaq under the ticker symbol “INTZ” on a reverse stock split-adjusted basis, with the new CUSIP number 46121E 304. The reverse stock split is intended to increase the price per share of the Company's common stock to allow the Company to demonstrate compliance with the Minimum Bid Price Requirement for continued listing on Nasdaq.

Upon the effectiveness of the reverse stock split, every 20 shares of the Company’s issued and outstanding shares of common stock will be combined into one issued and outstanding share of common stock. No fractional shares of common stock will be issued as a result of the reverse stock split. Rather, any fractional shares will be rounded up to the next higher whole share. The reverse stock split will have no impact on the total authorized number of shares of common stock and the par value per share of the Company’s common stock will remain unchanged at $0.01. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage of common stock, except to the extent that the reverse stock split would result in some stockholders owning a fractional share as described above. Proportionate automatic adjustments will be made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards and warrants, as applicable.

Intrusion's transfer agent, Computershare Inc., is acting as the exchange agent for the reverse stock split. Registered stockholders holding pre-reverse stock split shares of Intrusion’s common stock electronically in book-entry form are not required to take any action to receive post-reverse stock split shares. Those stockholders who hold their shares in brokerage accounts or in "street name" will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker's particular processes, and will not be required to take any action in connection with the reverse stock split.

Additional information concerning the reverse stock split can be found in Intrusion's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 25, 2024, which can also be found on Intrusion’s investor relations website.

1

About Intrusion Inc.

Intrusion Inc. is a cybersecurity company based in Plano, Texas. The Company offers its customers access to its exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion IP addresses. After years of gathering global internet intelligence and working exclusively with government entities, the Company released its first commercial product in 2021. Intrusion Shield is designed to allow businesses to incorporate a Zero Trust, reputation-based security solution into their existing infrastructure. Intrusion Shield observes traffic flow and instantly blocks known malicious or unknown connections from both entering or exiting a network to help protect against Zero-Day and ransomware attacks. Incorporating Intrusion Shield into a network can elevate an organization's overall security posture by enhancing the performance and decision-making of other solutions in its cybersecurity architecture.

Cautionary Statement Regarding Forward-Looking Information

This release may contain certain forward-looking statements, including, without limitation, our expectations for positive results from our recent sales, marketing, and strategic initiatives, which statements reflect management’s expectations regarding future events and operating performance. These forward-looking statements speak only as of the date hereof and involve a number of risks and uncertainties, including the risk that our recent sales, marketing, and strategic efforts will not result in increased product awareness or sales of our Intrusion Shield. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, the risk that this financing fails to provide the needed capital for the Company to execute its current business strategies, the Company does not achieve the anticipated results from its current sales, marketing, operational, and product development initiatives, as well as risks that we have detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

IR Contact:

Alpha IR Group

Mike Cummings or Josh Carroll

INTZ@alpha-ir.com

Source: Intrusion, Inc.

2